Exhibit 9

COMMITMENT LETTER

Mr. Edward Heil

202 St. Michael Court

Oak Brook, Illinois 60523

Via fax 630-323-4778

July 11, 2011

India Investments Company

c/o Medical Equity Dynamics, LLC

370 Ravine Drive

Highland Park, Illinois 60035

Dear Ed:

This letter agreement sets forth the commitment of Edward Heil (“Investor”), subject to the terms and conditions contained herein, to purchase certain equity interests of India Investment Company, a Delaware corporation (“Investment Co.”) and debt securities of Ayelet Investments LLC, a Delaware limited liability company (“Parent”). It is contemplated that, pursuant to an Agreement and Plan of Merger (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”) to be entered into among Conmed Healthcare Management, Inc., a Delaware corporation (the “Company”), Parent and Ayelet Merger Subsidiary, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent. Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Merger Agreement.

1.        Commitment.    Investor hereby commits, subject to the terms and conditions set forth herein, that, simultaneous with the Closing, he shall (i) purchase, or cause the purchase of, equity interests of Investment Co. for an aggregate amount equal to $3,250,000.00 million (the “Cash Portion”), (ii) purchase, or cause the purchase of, 12.5% unsecured subordinated notes of Parent for an aggregate amount equal to $1,880,000.00 (the “Debt Portion”) and (iii) contribute, or cause the contribution of, to Parent $839,800 of equity, comprised of 218,130 shares of common stock in the Company beneficially owned by Investor as of the date hereof (the “Rollover Portion”, and together with the Cash Portion and the Debt Portion, collectively, the “Commitment”), solely for the purpose of funding a portion of the aggregate Merger Consideration pursuant to and in accordance with the Merger Agreement, together with related expenses. The amount of the Commitment to be funded under this letter agreement may be reduced in an amount specified by Investment Co. but only to the extent that thereafter Parent shall consummate the transactions contemplated by the Merger Agreement with Investor contributing less than the full amount of its Commitment.

2.        Conditions.    Investor’s obligation to satisfy the Commitment shall be subject to (a) the execution and delivery of the Merger Agreement by the Company and there being no amendment to the Merger Agreement that has not been approved in writing in accordance with the terms of the Merger Agreement, (b) the satisfaction or waiver by Parent at the Closing of each of the conditions to Parent’s and Merger Sub’s obligations to consummate the transactions contemplated by the Merger Agreement, (c) the substantially concurrent funding of the financing transactions contemplated under the Debt Financing Commitment (as may be amended or replaced in accordance with Section 7.06 of the Merger Agreement) and (d) the contemporaneous consummation of the Closing.

3.        No Modification; Entire Agreement.    This letter agreement may not be amended or otherwise modified without the prior written consent of Investment Co., Parent and Investor. This letter agreement constitutes the sole agreement, and supersedes all prior agreements, representations, warranties, understandings and statements, written or oral, between Investor or any of its affiliates, on the one hand, and Investment Co. and Parent or any of their affiliates, on the other hand, with respect to the transactions contemplated hereby. No transfer or assignment of any rights or obligations hereunder shall be permitted without the written consent of Investment Co., Parent and Investor. Any transfer or assignment in violation of the preceding sentence shall be null and void.

4.        Governing Law; Jurisdiction; Venue.    This letter agreement, and all claims and causes of action arising out of, based upon, or related to this letter agreement or the negotiation, execution or performance hereof, shall be governed by, and construed, interpreted and enforced in accordance with, the Laws of the State of Delaware, without regard to choice or conflict of law principles that would result in the application of any Laws other than the Laws of the State of Delaware. Any legal action, suit or proceeding arising out of, based upon or relating to this letter agreement or the transactions contemplated hereby shall be brought solely in any state or federal court within the State of Delaware and any direct appellate court therefrom. Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of such courts in respect of any legal action, suit or proceeding arising out of, based upon or relating to this letter agreement and the rights and obligations arising hereunder and agrees that it will not bring any action arising out of, based upon or related to this letter agreement in any other court. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any legal action, suit or proceeding arising out of, based upon or relating to this letter agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process as set forth below, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum or (ii) the venue of such suit, action or proceeding is improper. Each of the parties hereto agrees that notice or the service of process in any action, suit or proceeding arising out of, based upon or relating to this letter agreement or the rights and obligations arising hereunder shall be properly served or delivered if delivered by U.S. registered or certified mail to the party at the address specified on the signature page hereto.

5.        Waiver of Jury Trial.    EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHT SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY LEGAL ACTION, SUIT OR PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF, BASED UPON OR RELATING TO THIS LETTER AGREEMENT OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF.

6.        Counterparts.    This letter agreement may be executed in multiple counterparts (including by facsimile or PDF), all of which shall be considered one and the same agreement and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.

7.        No Third Party Beneficiaries.    This letter agreement shall inure to the benefit of and be binding upon Investment Co., Parent and Investor. Nothing in this letter agreement, express or implied, is intended to confer upon any Person other than Investment Co., Parent, James H. Desnick, M.D. and Investor any rights or remedies under, or by reason of, or any rights to enforce or cause Investment Co. to enforce, the Commitment or any provisions of this letter agreement or to confer upon any Person any rights or remedies against any Person other than Investor under or by reason of this letter agreement.

8.        Termination.    The obligation of Investor to fund the Commitment will terminate automatically and immediately upon the earliest to occur of (a) the termination of the Merger Agreement in accordance with its terms and (b) the Closing, at which time the obligation will be fulfilled.

*  *  *  *  *

(signature page follows)

Sincerely,

/s/ Edward F. Heil

EDWARD HEIL

Address:  202 St. Michael Court

Oak Brook, IL 60523

[Signature Page to Commitment Letter]

Agreed to and accepted:

INDIA INVESTMENTS COMPANY

By:	/s/ James H. Desnick, M.D.
Name:	James H. Desnick, M.D.
Title:

Address:	370 Ravine Drive
Highland Park, IL 60035

AYELET INVESTMENTS LLC

By:	/s/ James H. Desnick, M.D.
Name:	James H. Desnick, M.D.
Title:

Address:	370 Ravine Drive
Highland Park, IL 60035

[Signature Page to Commitment Letter]